UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MARTHA STEWART LIVING OMNIMEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

A Letter

From Charles Koppelman

Dear Fellow Stockholders,

The year 2010 was one of hard work and significant progress for MSLO. We largely completed the transformation of our merchandising business, remade our television business through our groundbreaking deal with Hallmark, and entered 2011 seeing improving performance trends in our publishing segment, which includes our print and digital offerings. We believe the Company is poised to begin showing improved financial performance as the result of our efforts and that our businesses have a solid foundation on which to build in the coming years.

MSLO’s revenue in 2010 of $230.8 million was off from the $244.8 million reported for the prior year, but the 2009 figure includes $24.5 million in revenue from the now-concluded Kmart relationship , compared with only $1.2 million of Kmart revenue in 2010. Adjusting for Kmart revenues in both years and other nonrecurring items—including the 2009 benefit from TurboChef, an equity make-whole payment in Merchandising, and the 2010 benefit we received from licensing our film library to Hallmark—our revenue for the year actually increased approximately $10 million.

We also closed the year on a healthy note financially, with a profitable fourth quarter, a solid cash and investments position of $33 million, and manageable debt levels. Total corporate expenses in 2010 were reduced by $8.9 million over the prior year.

This performance shows that our strategy is beginning to work, and we’re excited about the possibilities ahead across our businesses. Let’s start with Merchandising. Excluding Kmart revenue in both years, merchandising revenue grew 48% in 2010. Beginning with the second quarter of 2011, the business’s results will no longer compare with prior-year Kmart performance, enabling it to better show the fruits of the transformation we have executed over the past several years.

Today, with Merchandising President and CEO Robin Marino, we manage about 20 partnerships in our diversified merchandising portfolio. This includes The Home Depot, which has our products in all of its approximately 2,200 stores across North America, and Macy’s, which has the Martha Stewart Collection in all of its approximately 650 stores that sell home products. Each of these relationships is performing very well. We’ve also built strong businesses in pets and crafts; both are categories where we have strong brand equity and growth opportunity. Martha Stewart Pets can be found in PetSmart’s nearly 1,200 stores, while Martha Stewart Crafts can be found in Jo-Ann Fabric and Craft Stores and Michaels in the United States and in 56 countries as of early 2011. Our portfolio also includes additional partnerships under the Martha brand as well as Chef Emeril Lagasse’s branded product offerings.

The four leading revenue streams—The Home Depot, Macy’s, Martha Stewart Crafts, and Martha Stewart Pets at PetSmart—plus our Emeril-branded partnerships, generated about $750 million in retail sales in 2010, and we think that number could grow to more than $1 billion in 2011. Even more important, after a year in which we invested in the launch into The Home Depot and the pets category, the business is beginning to scale. As a result, we believe Merchandising is poised to deliver more earnings to the bottom line as royalty revenue grows.

Our largest revenue business, Publishing, now includes the consolidated operations of our print and digital platforms, reflecting the operating synergies between these activities. The advertising business has been challenging for magazines, but we’ve seen encouraging trends entering 2011 and continued economic improvement supports our cautious optimism. We also increased the rate bases at Martha Stewart Living, Everyday Food, and Whole Living at the end of 2010, a validation of firm readership trends and the overall competitiveness of our leading titles.

Publishing, of course, is increasingly about more than magazines. The segment includes our best-selling books, and we’re also migrating our great content, creative ideas, and beautiful photography to mobile platforms, including smartphones and tablets. It’s too early to tell how big of a business digital apps will be.

Our digital properties continue to gather steam with consumers and advertisers. Digital advertising revenue was up 26% in 2010, and traffic to our websites continues to increase. Our digital offerings are becoming richer and deeper from a content perspective, and we are getting better every day at promoting our content and the messages that advertisers want to deliver.

Our broadcasting business, which includes our television shows and radio channel, ended the year by beginning to show a glimmer of the possibilities of our new relationship with the Hallmark Channel. Martha’s programming showed improved ratings over the November-December holiday period, and we continue to bring new programming to the network. In fact, Emeril will be bringing his talents to Hallmark later this year.

We think the move to Hallmark was a good one for us, and that it will prove a good one for our stockholders over time. Having a central home for Martha should give us the ability to develop a mix of attractive programming that features our talent and airs on a single channel at consistent time periods across the country, so that viewers know where to find us. The Hallmark relationship also allows us to continue to own the programs we create, with the added benefit of not paying distribution fees—an economic advantage over our prior syndication deal.

The sum total of a busy, productive 2010 across our merchandising and media properties is this: a company that has been transformed strategically and is positioned for growth. We’re a more diverse company today than we’ve ever been. We enjoy strong partnerships with some of the nation’s top retailers and brands. We have a sound strategy to build Broadcasting. And we are capitalizing on new-media platforms as we leverage the strength of our brand in print and online.

We’re looking forward to building on our strengthened position as we execute our business plan in an improving economic environment. As we move forward, we appreciate the continued support and confidence of our business partners, the millions of fans and customers of Martha and Emeril, our employees, and of course, you, our stockholders.

Sincerely,

Charles A. Koppelman

Executive Chairman and Principal Executive Officer

A Letter

From Martha Stewart

Dear Fellow Stockholders:

Last December marked an important milestone in our company’s history: the 20th anniversary of our flagship magazine, Martha Stewart Living. Back in 1990, we were a start-up magazine forging a new frontier in the area of lifestyle. The success of Living engendered dreams of synergy, of omnimedia ventures, of incorporating print, television, Internet, and merchandising into one cohesive company. With equal measures of hard work, determination, and creativity, we achieved that goal.

But the goalpost is always moving. There is so much more before us and we are forging ahead, in many different and we think promising directions, all of which tap our commitment to quality, style, and innovation. Innovation is a word used often in our offices, during operational meetings, product design reviews, and editorial brainstorming sessions. It is among our “brand words”—words that define who we are as a company and what consumers expect from us. It is what we expect from ourselves. Innovation is a guiding principle in all our endeavors across all our business segments. For a company to thrive and grow, it must be forward thinking and capable of rising to meet the challenges of a changing world with ingenuity and invention.

At Martha Stewart Living Omnimedia, we are very excited to be reimagining and reinventing our creative content for a new era. With the advent of tablet devices such as the iPad and ever more sophisticated mobile technology, we are able to provide a fresh way for people to experience our content. In 2010, we introduced several exciting new digital apps, including Martha’s Everyday Food for the iPhone and iPod Touch, Martha Stewart Makes Cookies for the iPad and now the iPhone, and a special digital edition of Martha Stewart Living called Boundless Beauty, with all original content for the iPad. All our apps have been very well received by consumers and critics alike.

Boundless Beauty, our first iPad app, has set a new standard for digital publications. The extraordinary digital content includes an animated cover image of a single ‘Madylone’ peony unfurling, panoramic views of my farm, a breathtaking photo essay and video about salmon fishing in Alaska, and much, much more. The technology allows us to bring a new dimension to our storytelling, exciting and inspiring readers, and the issue quickly became the best-selling app in the lifestyle category in Apple’s App Store. Time magazine ranked the cover as one of the 10 best of 2010. In 2011, we have introduced monthly digital editions of Martha Stewart Living and Everyday Food, as well as a new egg-decorating app for Easter, with even more in store.

There is no question that the digital world is here to stay. It is important for us to remain on the vanguard of what is a changing landscape and to explore new frontiers and developments. At the same time we remain committed to publishing the beautiful and informative print editions of our magazines, Martha Stewart Living, Martha Stewart Weddings, Everyday Food, and Whole Living. In the past year, we also introduced several new international editions of our magazines; we have a presence in 13 countries and counting. In addition, we added several best-selling books to our library of creative content, including Everyday Food: Fresh Flavor Fast, Martha Stewart’s Encyclopedia of Sewing and Fabric Crafts, and Power Foods. In 2011, Martha Stewart’s New Pies & Tarts has been released, which will be followed by Martha’s Entertaining in the fall.

In the past year, we also took a leap into a new television era. As audiences become more fragmented and dispersed, we believe it’s important to think beyond the confines of network television and explore the potential of cable and all that it offers. In 2010, we did exactly that, moving to our new television home on Hallmark Channel and becoming one of the first brands to create a significant block of daily lifestyle programming on a dedicated cable channel. Our line-up includes the Emmy Award-winning The Martha Stewart Show, now in its sixth season, as well as new shows such as Mad Hungry With Lucinda Scala Quinn and, more recently, Petkeeping With Marc Morrone. Earlier in 2011, we introduced Martha Bakes, my weekly teaching course for the home baker featuring the best of the best for many of my favorite recipes. In addition, we are offering prime-time holiday and interview specials that are designed to be informative, entertaining, and inspiring.

We also broke new ground in Merchandising in 2010. Our Martha Stewart Living line of home- improvement products at The Home Depot has been an exciting addition to our portfolio. In January 2011, we celebrated the first anniversary of our partnership with The Home Depot, where we are making our mark (just as we did at mass market with Kmart) by becoming the first lifestyle brand with a significant presence in the home-improvement space. Over the past year, we have introduced innovative ideas and solutions across multiple categories, from outdoor furniture and gardening tools to carpets and kitchens. We also launched in the pets category with our Martha Stewart Pets line at PetSmart stores. The new line, which includes a wide range of pet products, including apparel, collars, leashes, bedding, feeding, grooming, and bathing supplies, reflects my lifelong dedication to animals and to ensuring that they are well cared for, happy, and comfortable.

These new product programs complement our Martha Stewart Collection line at Macy’s, our Martha Stewart Crafts line at Michaels and Jo-Ann Fabric and Craft, and our other merchandising offerings.

We view 2010 as an important and productive year for the company. A great deal of credit for our accomplishments goes to our creative and industrious employees. Many of them have been working with me since the very beginning. But just as valuable are the new additions to our team who bring a fresh perspective and fresh ideas to our business. In the past year, we’ve been especially blessed with new talent, including the Editor in Chief of Martha Stewart Living Pilar Guzmán, SVP of Communications and Marketing Sarah Gormley, SVP of Digital Programming & Strategy Missy Foristall, Editor in Chief of Martha Stewart Weddings Elizabeth Graves, and SVP of Human Resources Tanya Saffadi. This is an exciting time for our company as we continue to build, explore, invent, imagine, and innovate. We want MSLO to be in the forefront always, and I’m honored that you are joining us on this journey.

Sincerely,

Martha Stewart

Founder

***  Exercise Your Right to Vote  ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 19, 2011.

Meeting Information
Meeting Type: Annual Meeting
MARTHA STEWART LIVING	For holders as of: March 24, 2011
OMNIMEDIA, INC.	Date: May 19, 2011 Time: 4:00 PM EDT
Location: The Starrett-Lehigh Building 601 West 26th St., 9th Floor New York, NY 10001 For Directions, Please Call: (212) 827-8455

You are receiving this communication because you hold shares in the above named company.
MARTHA STEWART LIVING OMNIMEDIA, INC. 601 WEST 26TH STREET, 9TH FLOOR NEW YORK, NY 10001

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
THE NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS, PROXY STATEMENT, 2010 ANNUAL REPORT AND STOCKHOLDER LETTERS
How to View Online:
Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 5, 2011 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and every 1 Year for Proposal 3:

1.	To elect the following nominees as directors:

	01) Charlotte Beers	05) William A. Roskin
	02) Frederic Fekkai	06) Claudia Slacik
	03) Arlen Kantarian	07) Todd Slotkin
04) Charles A. Koppelman

2.	To cast a non-binding advisory vote on executive compensation (say-on-pay).

3.	To cast a non-binding advisory vote on the frequency of holding say-on-pay votes in the future.

The Board of Directors recommends you vote AGAINST Proposal 4:

4.	Stockholder proposal, if properly presented, to adopt a plan for all common stock to have one vote per share.

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.